[Name of Service Organization]
Address
City, State  Zip
Attention:  [Name of Contact]

Re:                       SHAREHOLDER SERVICE AGREEMENT
                              INVESTOR CLASS SHARES
                              ACCESSOR FUNDS, INC.

Dear [Name of Contact]

         Accessor Funds, Inc. (the "Fund"), a registered open-end investment management company currently with eight portfolios as set forth on Schedule A, as may be amended from time to time (each a "Portfolio" and collectively, the "Portfolios"), wishes to enter into this shareholder service agreement (the "Shareholder Service Agreement") with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own a class of shares (the "Investor Class Shares") of the Portfolios offered by the Fund.

         The terms and conditions of this Agreement are as follows:

         Section 1. You agree to provide personal and/or account maintenance services to Clients who may from time to time beneficially own Investor Class Shares to the extent permissible under applicable statutes, rules and regulations. Such services may include, but are not limited to, some or all of the following: (i) shareholder liaison services; (ii) providing information periodically to Clients showing their positions in Investor Class Shares and integrating such statements with those of other transactions and balances in Clients' other accounts serviced by you; (iii) responding to Client inquiries relating to the services performed by you; (iv) responding to routine inquiries from Clients concerning their investments in Investor Class Shares; and (v) providing such other similar services to Clients as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

         Section 2. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Investor Class Shares except those contained in our then current prospectuses and statement of additional information, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

         Section 3. (a) For all purposes of this Agreement you will be deemed to be an independent contractor. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder. Upon request, you will provide the Fund or its representatives reasonable information regarding the nature of the services being provided and your compliance with the terms of this Agreement.

         (b) Except as otherwise expressly provided for in this Agreement, neither you nor any of your affiliates shall use any trademark, trade name, service mark or logo of the Fund, or any variation of any such trademark, trade name, service mark or logo, without the Fund's prior written consent, the granting of which shall be at the Fund's sole option.

         Section 4. In consideration of the services and performance of all other obligations under this Shareholder Service Agreement provided by you, we will pay to you, and you will accept as full payment therefor, a non-distribution related shareholder service fee, in combination with amounts paid for distribution related services pursuant to the Fund's Investor Class Shares Distribution Plan, an annual rate not to exceed 0.25% of the average daily net assets attributable to the Investor Class Shares of the Portfolios beneficially owned by your Clients (the "Shareholder Service Fee"), which Shareholder Service Fee will be computed and accrued daily and payable monthly. Provided, however, that we shall not directly or indirectly pay you any amounts that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc. (the "NASD"). Further provided, however, if the NASD adopts a definition of "service fee" for purposes of 2830 of the NASD Conduct Rules that differs from the definition of "service fee" as presently used in the Shareholder Service Plan or this Agreement, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fee" as used in the Shareholder Service Plan or herein shall be automatically amended to conform to the NASD definition. For purposes of determining the fees payable under this Section 4, the average daily net assets attributable to the Clients' Investor Class Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Investor Class Shares for purposes of purchases and redemptions. The Shareholder Service Fee may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.

         Further, we may, in our discretion and without notice, suspend or withdraw the sale of Investor Class Shares, including the sale of Investor Class Shares to you for the account of any Client or Clients.

         Section 5. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 6. We may enter into other similar Agreements with any other person or persons without your consent.

         Section 7. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Investor Class Shares will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive; (ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Investor Class Shares; and (iii) the receipt of the fees described in Section 5 and the provision of personal and/or account maintenance services to Clients by you does not and will not constitute a non-exempt "prohibited transaction" or "conflict of interest" prohibited by Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code").

         Section 8. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by the Directors in the manner described in Section 12. This Agreement is terminable without penalty at any time by us (which termination may be by a vote of a majority of the Qualified Directors as defined in Section 12) or by you upon written notice to the other party hereto.

         Section 9. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunication device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

         Section 10. This Agreement will be construed in accordance with the laws of the State of Washington and is non-assignable by the parties hereto.

         Section 11. This Agreement has been and all annual and quarterly reviews will be approved by a vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of us and have no direct or indirect financial interest in this Agreement (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on such approval.

         Section  12.  The  names  "Accessor  Funds,  Inc."  and the  "Board  of
Directors" refer respectively to the Fund created and the Directors, as Directors but not individually or personally, acting from time to time under Articles of Incorporation filed at the office of the State Secretary of State of Maryland.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at 1420 Fifth Avenue, Suite 3130, Seattle, WA 98101.

                                     Very truly yours,

                                     ACCESSOR FUNDS, INC.

Date: ____________________           By: ________________________
                                     (Authorized Officer)

                                     Title:

                                     Accepted and Agreed to:

                                     [NAME OF COMPANY]

Date: ____________________           By: ________________________
                                     (Authorized Officer)

                                     Title:

                                   SCHEDULE A


         This Shareholder Service Agreement shall be entered into with respect to the Investor Class shares of the following Portfolios of Accessor Funds,
Inc.:

Growth Portfolio
Value and Income Portfolio
Small to Mid Cap Portfolio
International Equity Portfolio
Intermediate Fixed-Income Portfolio
Short-Intermediate Fixed-Income Portfolio
Mortgage Securities Portfolio
U.S. Government Money Portfolio